EXHIBIT 10.4

A S S U R A N T, I N C.
R E S T R I C T E D S T O C K U N I T AWARD A G R E E M E N T
2016 Performance-Based Award

THIS AGREEMENT, dated as of March 10, 2016, between Assurant, Inc., a Delaware corporation (the “Company”), and [________________] (the “Participant”).

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.Grant, Vesting and Forfeiture of Restricted Stock Units. (a) Grant. Subject to the provisions of this Award Agreement (this “Agreement”) and the provisions of the Amended and Restated Assurant, Inc. Long Term Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant, as of March 10, 2016 (the “Grant Date”), a number of Restricted Stock Units (the “Restricted Stock Units”) equal to [________] (the “Target Award”), each with respect to one share of common stock of the Company, par value $0.01 per Share (“Common Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(a)Vesting. Subject to the terms and conditions of this Agreement, a number of Restricted Stock Units shall vest and shall no longer be subject to any restriction on the date that the Committee determines and certifies (the “Determination Date”) the Company’s achievement in respect of each Goal (as defined below) for the period beginning on January 1, 2016 and ending on December 31, 2018 (such period, the “Performance Period”), provided that the Participant is continuously employed by the Company until the third anniversary of the Grant Date. Vesting of the Restricted Stock Units shall be determined based upon the Company’s performance during the Performance Period with respect to the following goals (the “Goals”) established by the Company within 90 days following the commencement of the Performance Period (the “Performance Level”): (i) the achievement of total shareholder return measured relative to the S&P 500 Index (“TSR”) and (ii) absolute net operating earnings per share, excluding catastrophe losses that are individual Insurance Services Office (ISO) events greater than $5 million (“Net Operating EPS”). Each Goal shall be weighted equally in determining the Company’s Performance Level. The number of Restricted Stock Units that shall vest pursuant to the TSR Goal shall be determined as follows:

Targeted Percentile Rank	Percentage of Applicable Restricted Stock Units that Vest
90th Percentile and Above	200%
75th Percentile	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

Vesting for index performance that falls between the 25th and 50th, 50th and 75th and 75th and 90th percentiles shall be determined by straight-line interpolation. The number of Restricted Stock Units that shall vest pursuant to the Net Operating EPS Goal shall be determined as set forth in Appendix A attached hereto. On the Determination Date, the Committee shall determine the number of Restricted Stock Units, if any, that shall vest pursuant to each Goal. Such determinations shall be final, binding and conclusive on all persons for all purposes.
(b)Forfeiture; Termination of Employment. Upon the Participant’s Termination of Employment for any reason before the third anniversary of the Grant Date, all Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, (i) in the event that the Participant experiences a Termination of Employment before the third anniversary of the Grant Date due to the Participant’s Retirement at any time following the end of the calendar year in which the Grant Date occurred, the Participant shall vest in that number of Restricted Stock Units determined in accordance with Section 1(b) and (ii) in the event of the Participant’s Termination of Employment before the third anniversary of the Grant Date by the Company without Cause, or Termination of Employment due to death or Disability, the Participant shall vest in a number of Restricted Stock Units equal to the product of (A) the number of Restricted Stock Units determined in accordance with Section 1(b) and (B) a fraction, the numerator of which is the number of full months from the Grant Date until the date of Termination of Employment (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is thirty-six months. Any Restricted Stock Units earned pursuant to the immediately preceding sentence shall be settled in accordance with Section 2. For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s employment at any time.
2.Settlement of Units. Subject to Section 1(c) of this Agreement, as soon as practicable after the Determination Date, but in no event later than the end of the year in which the Determination Date occurs, the Company shall deliver to the Participant or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend for each vested Restricted Stock Unit.
3.Dividend Equivalents. The Participant shall have the right to receive Dividend Equivalents with respect to Shares underlying the Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents represent the right to receive an amount equal to the aggregate regular cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the date on which the applicable Restricted Stock Units are settled, of a number of Shares equal to the applicable number of Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents shall be paid, in cash, on the date on which the applicable Restricted Stock Units are settled pursuant to this Agreement, or as soon as practicable thereafter, based on the amount of dividends that would have accrued on the Shares earned based on actual performance.
4.Nontransferability of the Restricted Stock Units. During the Performance Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.
5.Rights as a Stockholder. During the Performance Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights).
6.Adjustment; Change of Control. In the event of certain transactions during the Performance Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3.4 of the Plan or any applicable successor provision under the Plan. In the event of a Change of Control (i) prior to the first anniversary of the Grant Date, the Participant shall vest in that number of Restricted Stock Units determined pursuant to Section 1(b), assuming that the Company achieved a Performance Level that corresponds to a Target Award payout or (ii) after the first anniversary of the Grant Date (and before the third anniversary of the Grant Date), the Participant shall vest in that number of Restricted Stock Units determined pursuant to Section 1(b), assuming that the Company achieved a Performance Level that corresponds to the greater of (A) a Target Award payout or (B) a payout based on the Company’s actual Performance Level, taking into account performance through the latest date preceding the date of the Change of Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period). Restricted Stock Units that vest pursuant to this Section 6 shall be settled within 5 calendar days following the Change of Control; provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall not be settled upon such Change of Control unless the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code and will instead be settled at such time as specified in Section 2.
7.Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by a Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
8.Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.
9.Protective Covenants. In consideration of the grant of the Restricted Stock Units, Participant agrees to the protective covenants contained in this Section 9.
(a)Acknowledgments.
(i)    Condition of Grant. Participant acknowledges and agrees that he/she has received good and valuable consideration for entering into this Agreement, including, without limitation, the grant of the Restricted Stock Units contained herein, access to and use of Company’s Confidential Information (as that term is defined below) and access to the Company’s customer and employee relationships and goodwill, and further acknowledges that the Company would not make the grant of the Restricted Stock Units contained herein in the absence of his/her execution of and compliance with this Agreement.

(ii)    Access to Confidential Information, Relationships, and Goodwill. Participant acknowledges and agrees that he/she is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. Participant also acknowledges and agrees that he/she is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. Participant further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Participant’s execution of and compliance with this Agreement. Participant further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii)    Potential Unfair Competition. Participant acknowledges and agrees that as a result of his/her employment with the Company, his/her knowledge of and access to Confidential Information, and his/her relationships with the Company’s customers and employees, Participant would have an unfair competitive advantage if Participant were to engage in activities in violation of this Agreement.

(iv)    No Undue Hardship. Participant acknowledges and agrees that, in the event that his/her employment with the Company terminates, Participant possesses marketable skills and abilities that will enable Participant to find suitable employment without violating the covenants set forth in this Agreement.

(v)    Voluntary Execution. Participant acknowledges and affirms that he/she is executing this Agreement voluntarily, that he/she has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(b)Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(i)    “Competitive Services” means any specialty protection product or related service or any other business engaged, directly or indirectly, in sales or the provisions of products or services or other activities in competition with the sales, provision of products or services or other activities of the Company or any of its subsidiaries or affiliates.
(ii)    “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Participant or of which Participant becomes aware as a consequence of his/her employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by the Delaware Trade Secrets Act); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.
(iii)    “Material Contact” means contact between Participant and a customer or potential customer of the Company (i) with whom or which Participant has or had dealings on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by Participant; (iii) about whom Participant obtains Confidential Information in the ordinary course of business as a result of his/her employment with the Company; or (iv) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant within the two (2) years prior to Participant’s Termination Date.
(iv)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
(v)        “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
(vi)    “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Participant has had Material Contact on behalf of the Company during his/her employment with the Company.
(vii)    “Protective Covenants” means the protective covenants contained in Section 9 hereof.
(viii)    “Restricted Period” means any time during Participant’s employment with the Company, as well as one (1) year from Participant’s Termination Date.
(ix)    “Restricted Territory” means the territory within 25 miles of the Participant’s primary place of employment and any other territory where Participant is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Participant is still employed by the Company) or the Termination Date (if the conduct occurs after Participant’s Termination), as applicable.
(x)        “Termination” means the termination of Participant’s employment with the Company, either voluntarily by the Participant or by the Company for cause.
(xi)    “Termination Date” means the date of Participant’s Termination.
(c)Restriction on Disclosure and Use of Confidential Information. Participant agrees that Participant shall not, directly or indirectly, use any Confidential Information on Participant’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Participant further agrees that he/she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Participant shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Participant; and (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Participant shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Participant has made such reports or disclosures.
(d)Non-Competition. Participant agrees that, during the Restricted Period, he/she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his/her own or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory.
(e)    Non-Solicitation of Protected Customers. Participant agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f)    Non-Recruitment of Employees and Independent Contractors. Participant agrees that during the Restricted Period, he/she shall not, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his/her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Participant or any other Person.
(g)    Return of Materials. Participant agrees that he/she will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his/her possession or subject to his/her control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that Participant received from or through his/her employment with the Company. Participant will not make, distribute, or retain copies of any such information or property. To the extent that Participant has electronic files or information in his/her possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, Participant shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Participant agrees that he/she will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he/she does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if Participant otherwise fails to comply with this provision.
(h)    Enforcement of Protective Covenants.
(i)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Participant breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Participant from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Participant understands and agrees that if he/she violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Participant understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Protective Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Participant its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Participant shall not be impaired in any way by the existence of a claim or cause of action on the part of Participant based on, or arising out of, this Agreement or any other event or transaction.
(ii)    Severability and Modification of Covenants. Participant acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(i)    Disclosure of Agreement. Participant acknowledges and agrees that, during the Restricted Period, he/she will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Participant further agrees that the Company shall have the right to make any such prospective employer, business partner, investor or lender of Participant aware of the existence and terms of this Agreement.
10.Notices. Notices and other communications under this Agreement must be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant:
At the most recent address
on file at the Company.
If to the Company:
Assurant, Inc.
One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
Attention: Secretary

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
11.Effect of Agreement. This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
12.Applicable Law; Forum Selection; Consent to Jurisdiction: The Company and Participant agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without giving effect to its conflicts of law principles, as applied to contracts executed in and performed wholly within the State of Delaware. Participant agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Delaware. With respect to any such court action, Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Delaware are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
13.Terms of Plan. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.
14.Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.
15.Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable, the other provisions of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
16.Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.
17.Amendment. The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules.

The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
18.Section 409A of the Code. It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Shares in respect of any Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Participant’s termination of employment shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 14, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant. Notwithstanding any provision of this Agreement or the Plan, in the event that any taxes or penalties are imposed on the Participant by reason of Section 409A of the Code, the Participant acknowledges and agrees that such taxes or penalties shall be the exclusive obligation of the Participant, and the Company shall have no liability therefor.
19.Recoupment Policy. The Company has established a Recoupment Policy, as amended from time to time, with respect to excess incentive-based compensation provided to current and former “executive officers” (as defined in the Recoupment Policy) of the Company. All Restricted Stock Units granted under this Agreement and held by any such person are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in the Plan, each such person is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this Agreement by reference.
20.Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
21.Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

Participant:

Date:

Assurant, Inc.:
By:
Name:
Title:
Date: